Exhibit 10.7

SEAGATE TECHNOLOGY
2004 STOCK COMPENSATION PLAN
OPTION AGREEMENT

(OUTSIDE DIRECTORS)

THIS OPTION AGREEMENT (including any exhibits hereto, the “Agreement”) is made effective as of the Date of Grant (as set forth below), between Seagate Technology, a limited company incorporated in the Cayman Islands (the “Company”), and the Participant named below.

R E C I T A L S:

WHEREAS, the Company has adopted the Seagate Technology 2004 Stock Compensation Plan (including any exhibits thereto, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the Option (as defined below) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.                                       Grant of the Option.  The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of that number of shares (the “Shares”) set forth in Section 2(f) below, subject to adjustment from time to time pursuant to the provisions of Section 13 of the Plan.  The purchase price per share of the Shares subject to the Option (the “Option Price”) shall be the “Exercise Price (Per Share)” set forth in Section 2(e) below, subject to adjustment from time to time pursuant to the provisions of Section 13 of the Plan.  The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.

2.                                       Option Terms.  Subject to further detail included in the Agreement, below are the key terms related to the Option:

(a)          Participant.

(b)         Date of Grant.

(c)          Grant Number.

(d)         Vesting Commencement Date.

(e)          Exercise Price (Per Share).

(f)            Number of Shares Subject to Option.

(g)         Total Exercise Price.

(h)         Expiration Date.

(i)             Type of Grant.  Nonstatutory Stock Option.

(j)             Exercise Schedule.  Same as Vesting Schedule.

(k)          Vesting Schedule.  25% of the Option vests on the first anniversary of the Vesting Commencement Date, and an additional 1/48th of the Option vests at the end of each full month thereafter, until the fourth anniversary of the Vesting Commencement Date, subject to accelerated vesting under varying circumstances described in Section 3(a) below.  If, on any vesting date, this Vesting Schedule would result in the vesting of a fraction of a share, such fraction shall be rounded to the nearest whole share.

(l)             Payment.  By cash or check or other form of payment permitted under Section 4(b)(i) of the Option Agreement.

3.                                       Vesting.  At any time, the portion of the Option which has become vested and exercisable as described in this Section 3 is hereinafter referred to as the “Vested Portion.”

(a)          Vesting Schedule.

(i)                                     Subject to Sections 3(a)(ii) and 3(b) below, the Option shall vest and become exercisable in accordance with the Vesting Schedule set forth in Section 2 above.

(ii)                                  Notwithstanding the foregoing, in the event of a Change of Control (as defined below), then the Option shall, for at least 10 days prior to the consummation of the Change of Control or such other period of time determined by the Board, vest and become exercisable for all the Shares at the time subject to the Option.

(iii)                               In addition to the foregoing, in the event of the Participant’s termination of Continuous Service with the Company on account of the Participant’s death, the Participant shall be deemed to have completed an additional year of service for purposes of determining the portion of the Option which is the Vested Portion.

For purposes of this Agreement:

“Change of Control” shall mean the occurrence of any of the following events:

(i)                                     The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, that will continue the business of the Company in the future;

(ii)                                  A merger or consolidation involving the Company in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided that any person who (1) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of the voting securities of the Company immediately prior to such merger or consolidation, and (2) is a beneficial owner of more than 20% of the securities of the Company immediately after such merger or consolidation, shall be excluded from the list of “shareholders of the Company immediately prior to such merger or consolidation” for purposes of the preceding calculation;

(iii)                               Any person or group is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (including by way of merger, consolidation or otherwise);

(iv)                              During any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new Directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the Directors of the Company then still in office, who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or

(v)                                 A dissolution or liquidation of the Company.

(b)         Termination of Continuous Service

If the Participant’s Continuous Service with the Company is terminated for any reason, the Option shall, to the extent not then vested, be canceled by the Company without consideration.  The Vested Portion of the Option shall remain exercisable for the period set forth in Section 4(a).

4.                                       Exercise of Option.

(a)          Period of Exercise

Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:

(i)                                     the “Expiration Date” set forth in Section 2(i) above;

(ii)                                  one year following the date of the Participant’s termination of Continuous Service as a result of death or Disability (as defined in below);

(iii)                               three (3) months following the date of the Participant’s termination of Continuous Service by the Company without Cause (as defined below), other than as a result of death or Disability, or by the Participant for any reason; and

(iv)                              the date of the Participant’s termination of Continuous Service by the Company for Cause.

For purposes of this Agreement:

“Disability” shall mean the inability of a Participant to perform in all material respects his duties and responsibilities to the Company, or any Subsidiary of the Company, for a period of six consecutive months or for an aggregate of nine months in any twenty-four consecutive month period by reason of a physical or mental incapacity. Any question as to the existence of a Disability as to which Participant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Participant and the Company. If Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Participant shall be final and conclusive for all purposes of this Agreement.

“Cause” shall mean (i) the Participant’s continued failure substantially to perform the material duties of his office (other than as a result of total or partial incapacity due to physical or mental illness), (ii) the embezzlement or theft by the Participant of the Company’s property, (iii) the commission of any act or acts on the Participant’s part resulting in the conviction of such Participant of a felony under the laws of the United States, any state or any country, (iv) the Participant’s willful malfeasance or willful misconduct in connection with the Participant’s duties to the Company or any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or (v) a material breach by the Participant of the material terms of his fiduciary duties to the Company, of any agreement with the Company or an Affiliate with respect to the Participant’s services, or of any non-compete, non-solicitation or confidentiality provisions to which the Participant is subject.  However, no termination shall be deemed for Cause under clause (i), (iv) or (v) unless the Participant is first given written notice by the Company of the specific acts or omissions which the Company deems constitute grounds for a termination for Cause and is provided with at least 30 days after such notice to cure the specified deficiency.

(b)         Method of Exercise.

(i)                                     Subject to Section 4(a), the Vested Portion of the Option may be exercised by delivering to the Company at its principal office or its designee written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only.  Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Option Price.  The purchase price for the Shares as to which the Option is exercised shall be paid to the Company, at the election of the Participant, (i) in cash or by check or (ii) if there should be a public market for the Shares at such time, (A) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that if such Shares were acquired, directly or indirectly, from the Company, such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles in order to avoid variable grant date accounting for financial accounting purposes), (B) partly in cash and partly in such Shares or (C) subject to such rules as may be established by the Committee, through the delivery of irrevocable instruments to a broker to sell all or a portion of such Shares and deliver promptly to the Company an amount equal to the aggregate Option Price for the Shares being purchased.  The Participant shall also be required to pay all withholding taxes relating to the exercise.

(ii)                                  Notwithstanding any other provision of the Plan or this Agreement to the contrary, unless there is an available exemption from such registration, qualification or other legal requirements, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares that is required to comply with any applicable state and federal securities law or any ruling or regulation of any governmental body or national securities exchange or compliance with any other applicable federal, state or foreign law that the Committee shall in its sole discretion determine in good faith to be necessary or advisable.

(iii)                               Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares.  However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to him, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv)                              Should the Participant die while holding the Option, the Vested Portion of the Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will, by the laws of descent and distribution, or by beneficiary designation, as the case may be, for the period set forth in Section 4(a).  Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

5.                                       No Right to Continued Service.  Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, or to continue as a director of, the Company or any Affiliate.  Further, the Company or an Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, and any service of the Participant as a director may be ended in accordance with the provisions of the laws in which the Company is then domiciled and the Company’s governing instruments, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

6.                                       Transferability.  The Option is exercisable only by the Participant during the Participant’s lifetime and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

7.                                       Withholding.  A Participant shall be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding in respect of an Option, its exercise or any payment or transfer under an Option or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

8.                                       Securities Laws.  Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

9.                                       Notices.  Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other.  Any such notice shall be deemed effective upon receipt thereof by the addressee.

10.                                 Choice of Law.  THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

11.                                 Option Subject to Plan.  By entering into this Agreement the Participant agrees and acknowledges that the Participant has received a copy of the Plan.  The Option is subject to the Plan.  The terms and provisions of the Plan, as it may be amended from time to time in accordance with its respective terms, are hereby incorporated herein by reference.  The Participant acknowledges that this Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding the Participant’s rights to acquire the Shares subject to this Option and supersede all prior oral and written agreements with respect thereto, including, but not limited to, any other agreement or understanding between the Participant and the Company or an Affiliate relating to the Participant’s employment, consulting relationship, or directorship, and any termination thereof, his compensation, or his rights, claims or interests in or to shares of the capital stock of the Company.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

12.                                 Amendments.  The Committee at any time, and from time to time, may amend the terms of the Option; provided, however, that the rights under any Option shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

13.                                 Additional Terms/Acknowledgements.  By returning my response to the Company as indicated in the instructions hereto, I am acknowledging that I have the received, and understand and agree to the terms of, this Agreement and the Plan (including any exhibits to each document).  I am further acknowledging that this Agreement and the Plan (including any exhibits to each document) set forth the entire understanding between myself and the Company regarding the rights to acquire the shares of the Company’s capital stock subject to this Option and supersede all prior oral and written agreements with respect thereto, including, but not limited to, any other agreement or understanding between myself and the Company or an Affiliate relating to my Continuous Service with the Company and any termination thereof, my compensation, or my rights, claims or interests in or to shares of the capital stock of the Company.  I further acknowledge that by returning my response to the Company as indicated in the instructions hereto, I accept the Option as set forth in this Agreement and the Plan (including any exhibits to each document).

By returning my response to the Company as indicated in the instructions hereto, I am also acknowledging that, unless I specifically request (or have in the past specifically requested) to receive communications regarding the Plan and this Option in paper form, I agree to receive all communications regarding the Plan and this Option (including but not limited to the Prospectus) by electronic delivery through access on the Morgan Stanley Smith Barney Corporate Benefits website at www.benefitaccess.com, which I may easily access, and understand how to access, review and print the communications posted thereon.  In addition, by returning my response to the Company as indicated in the instructions hereto, I agree it is my responsibility to notify the Company of any changes to my mailing address so that I may receive any shareholder information to be delivered by regular mail.

SEAGATE TECHNOLOGY:	PARTICIPANT:

By:
Signature	Signature

Title:	Date:

Date: